Exhibit (3)(C)

PRINCIPAL UNDERWRITER DISTRIBUTION AGREEMENT

FOR THE TIAA-CREF LIFE INSURANCE COMPANY

UNIT INVESTMENT TRUST SEPARATE ACCOUNTS

THIS PRINCIPAL UNDERWRITER DISTRIBUTION AGREEMENT (this “Agreement”) is entered into effective as of May 1, 2012 by and among TIAA-CREF Individual & Institutional Services, LLC (“Services”), a Delaware limited liability company, and TIAA-CREF Life Insurance Company (“TC Life”), a New York-domiciled corporation, on its own behalf and on behalf of TIAA-CREF Life Insurance Company separate accounts identified in Schedule A, attached hereto and incorporated herein (collectively, referred to as the “Accounts”), separate accounts of TC Life.

WHEREAS, each Account was established under authority of resolution of TC Life’s Board of Directors in order to set aside and invest assets attributable to certain variable annuity contracts and variable life insurance policies (hereinafter “Contracts”) issued by TC Life and identified in Schedule A attached hereto;

WHEREAS, TC Life has registered each Account as a unit investment trust under the Investment Company Act of 1940 (the “Investment Company Act”), and has registered or will register the Contracts under the Securities Act of 1933 (the “1933 Act”).

WHEREAS and where required, TC Life has filed or will file the Contracts for approval by the state insurance departments in those jurisdictions where it is authorized to transact business.

WHEREAS, TC Life and the Accounts desire to retain Services to distribute the Contracts and Services is willing to distribute the Contracts in the manner and on the terms set forth in this Agreement and, as to each Contract, as of the date identified in Schedule A attached hereto;

WHEREAS, for certain existing Contracts, TC Life intends this Agreement to replace Distribution Agreements by and between TC Life and Teachers Personal Investors Services (“TPIS”), effective November 30, 1998 for TCL VA-1 Account and February 20, 2002 for TCL VLI-1 Account, for TPIS to provide principal underwriter services to TC Life and the Accounts (the “TPIS agreements”), and also an Agreement between Services and TPIS, effective June 30, 1997 as later amended on November 30, 1998 to add TCL VA-1 Account and February 20, 2002 to add TCL VLI-1 Account, for Services to provide certain distribution services to TPIS regarding the Accounts (the “Services 1997 Selling Agreement”), as of a date identified in Schedule A attached hereto;

WHEREAS, TC Life and Services desire to assure that (i) all charges incurred hereunder are in accordance with the applicable insurance laws and regulations governing transactions with affiliates, (ii) to the extent practicable, expenses reflect actual costs and are arrived at in a fair and equitable manner and (iii) expenses reflecting estimated costs, whenever used, are adjusted periodically, to bring them into alignment with costs actually incurred.

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NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, TC Life and Services agree as follows:

1.	Distribution of the Contracts.

(a) TC Life appoints Services as the principal underwriter and distributor of the Contracts and grants to Services the exclusive right, subject to the requirements of the 1933 Act and the Securities Exchange Act of 1934 (the “1934 Act”), in accordance with the terms set forth in this Agreement, to distribute the Contracts during the term of this Agreement. Services accepts such appointment and agrees to provide services (the “Duties”) as provided in this Agreement including (1) distribution services in connection with the Contracts and (2) services for owners of Contracts in connection with their Contract values, which Duties include, but are not limited to: (i) providing access to customers to allow the purchase of the Contracts; (ii) pre-screening of customers and opening new accounts; (iii) handling outbound and inbound sales calls; (iv) providing promotional, sales and advertising materials; (v) distributing definitive prospectuses and other information required to be distributed to prospective purchasers; (vi) monitoring and reviewing processes for effectuating changes to customer accounts; (vii) providing confirmation of securities transactions; (viii) resolving customer complaints/grievances; (ix) maintaining books and records as required under applicable law with respect to the distribution of the Contracts; (x) providing duly registered or otherwise qualified personnel for the performance of the Duties under the Federal Securities Laws (defined below) and any applicable securities laws of any state or other jurisdiction in which the Contracts may lawfully be sold; and (xi) maintaining sufficient facilities to perform the Duties under this Agreement. No facility of Services used in performing the Duties for or subject to use by TC Life will be deemed to be transferred, assigned, conveyed or leased by performance or use pursuant to this Agreement. Services may authorize Selling Firms (as defined in Section 5(a) below) to perform some of the Duties enumerated above.

(b) Each party will implement and maintain appropriate measures reasonably designed to meet all applicable legal and regulatory requirements in connection with its performance of obligations with respect to the Contracts including, without limitation, those applicable to safeguarding customer information and customer information systems under applicable state and federal privacy laws and, with respect to TC Life, New York State Insurance Department (“NYSID”) Regulation No. 173. Services will adjust its information security program at the reasonable request of TC Life for any relevant changes dictated by TC Life’s assessment of risk around its customer information and customer information systems.

(c) Services agrees to comply with the applicable requirements of the securities laws as defined in Section 3(a)(47) of the 1934 Act, including any applicable rules or interpretations thereunder (hereinafter the “Federal Securities Laws”), any applicable securities laws of any state or jurisdiction in which the Contracts are offered or sold, and the requirements of the Financial Industry Regulatory Authority (“FINRA”) and its predecessor the National Association of Securities Dealers, Inc. (whose rules, together with rules promulgated by FINRA, shall be collectively referred to as “FINRA rules”). More specifically, and without limitation, to the extent necessary to perform the Duties, Services and its associated persons performing the

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Duties will be duly registered or otherwise qualified under the Federal Securities Laws and any applicable securities laws of any state or other jurisdiction in which the Contracts may lawfully be sold and in which Services is licensed or otherwise authorized to sell the Contracts. Subject to the responsibilities of Selling Firms as addressed below in Section 5, Services has, and assumes, responsibility for the securities activities of all persons under its control engaged in the performance of the Duties, and each such person engaged in securities business in the performance of the Duties will be considered a “person associated” with Services as defined in Section 3(a)(18) of the 1934 Act, and, therefore, a person for whom Services has responsibility in connection with training, supervision, and control as contemplated by Section 15(b)(4)(E) of the 1934 Act. Services will be responsible for the training, supervision and control of its associated persons for the purpose of FINRA rules and the Federal Securities Laws and state securities law requirements applicable in connection with the offering and sale of the Contracts. In this connection, Services will adopt, retain, and revise, as necessary, written supervisory procedures in compliance with relevant sections of the FINRA rules. As part of its compliance responsibilities, Services specifically agrees that it will institute procedures to comply with FINRA Rule 2330. Whenever Services utilizes personnel allocated to it to perform the Duties for TC Life pursuant to this Agreement, such personnel will be employees performing Duties on behalf of Services, subject to its direction and control. TC Life will have no liability to such employees for their welfare, salaries, fringe benefits, legally required employer contributions and tax obligations to the extent such employees are performing Duties on behalf of Services under this Agreement.

(d) Services agrees to offer the Contracts for sale in accordance with the then-current prospectus for the Contracts filed with the United States Securities and Exchange Commission (the “SEC”) and deliver the prospectus that describes the Contracts to the extent required under the 1933 Act and the rules promulgated thereunder. In providing the Duties with respect to this Agreement and the Contracts, Services agrees that, where applicable, personal contact or communication, both oral and written, with TC Life’s policyholders, insureds, beneficiaries and applicants will be done in the name of and on behalf of TC Life, except that the parties recognize certain communications with policyholders also may be deemed broker-dealer communications under applicable Federal Securities Laws and FINRA rules. Accordingly, the parties recognize that the use of joint letterhead or other appropriate disclosure of the roles of the parties may be required for certain written communications. If any employees acting on behalf of TC Life have direct contact with TC Life’s policyholders, insureds, beneficiaries or applicants in performing services from a location outside the State of New York, TC Life will establish and maintain a toll free telephone number for use by TC Life’s policyholders, insureds, beneficiaries and applicants. TC Life acknowledges and agrees that such toll free telephone number will also be used by TC Life’s policyholders, insureds, beneficiaries and applicants to contact employees performing Duties on behalf of Services.

(e) TC Life or designated party will promptly furnish Services with copies of all prospectuses, including supplements or amendments thereto, financial statements and other documents which Services reasonably requires for use in connection with the distribution of the Contracts. Services will be entitled to rely on all documentation and information furnished to it by TC Life. Services will not give any information or make any representations other than those contained in such prospectuses, financial statements, and other documents that TC Life provides without first obtaining TC Life’s written approval; provided, however, that this requirement will not prevent Services from preparing or distributing sales literature or other related material that complies with any applicable securities law requirement.

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(f) Services agrees to perform or supervise the performance of all Duties that require registration as a broker-dealer, including providing or supervising the provision of confirmations of securities transactions pursuant to 1934 Act Rule 10b-10 (or any applicable relief granted thereunder), or filing marketing materials with FINRA. A confirmation for each such transaction will be sent to the policyholder or participant, as applicable, in accordance with the Federal Securities Laws (or any relief granted thereunder), and the confirmation will reflect the facts of the transaction as required by Federal Securities laws or any relief granted thereunder, and in such instances when TC Life is providing such confirmation, the form thereof will show that it is being sent on behalf of Services acting in the capacity of agent for TC Life. TC Life acknowledges and agrees that if it is providing confirmation on behalf of Services that such confirmations must conform to the requirements described above.

(g) It is understood that no payments made under the Contracts will be paid or remitted to Services other than as discussed in connection with the reimbursement of distribution expenses in Section 4. Both TC Life and Services acknowledge that payments made by applicants and policyholders will be made directly to TC Life or an agent designated by TC Life, and not to Services. To the extent that persons associated with Services receive payments from TC Life that are associated with the sale of the Contracts (and would constitute commissions or similar compensation), TC Life’s making of such payments to persons associated with Services is a purely ministerial service and the records in respect thereof will be properly reflected on the books and records maintained by or for Services.

2.	Books and Records.

(a) Each party will maintain its own books, accounts and records in such a way as to disclose clearly and accurately the nature and detail of the transactions between them, including such accounting information as is necessary to support the reasonableness of charges under this Agreement, and such additional information as each may reasonably request for purposes of its respective internal bookkeeping and accounting operations. All books and records will be maintained by each party in accordance with all laws applicable to its respective performance of obligations with respect to the Contracts, including those under Federal Securities Laws and FINRA rules (for Services) and those under applicable state insurance laws including NYSID Regulation No. 152 (11 NYCRR 243) (for TC Life). In some cases, TC Life or its designee(s) may maintain records on behalf of Services. In such instances, TC Life acknowledges and agrees that such records will be maintained in compliance with the requirements of the Federal Securities Laws and FINRA rules, including Rules 17a-3 and 17a-4 under the 1934 Act (or the corresponding provisions of any future federal securities laws or regulations, to the extent such requirements are applicable to the underwriting and distribution of Contracts) and the electronic storage requirements thereunder. Electronic records kept by the parties or their designees(s) will be in a readable and unalterable form or otherwise stored in compliance with applicable laws, rules and regulations.

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(b) The parties acknowledge that each has access to a common back-up file system utilized to maintain copies of all files maintained under this Agreement. Accordingly, copies of all back-up files maintained by or on behalf of Services under this Agreement will be available to TC Life through the common back-up file system, including access by TC Life from its principal office in New York. Each party will ensure that acceptable back-up files are maintained for those records each is required to maintain under this Agreement, in order for such back-up records to be available in the event of a disaster through a disaster recovery site maintained by or on behalf of each party.

(c) Services will maintain and preserve all required books of account and related financial records as are required by the Federal Securities Laws, FINRA rules and any other applicable laws and regulations necessary for its performance of Duties under this Agreement; provided, however, that in some instances TC life or its designee(s) may maintain and preserve certain records on behalf of Services. All books and records maintained by Services, or by TC Life and/or its designee(s) on behalf of Services, in connection with the offer and sale of the Contracts will be maintained and preserved in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act or the corresponding provisions of any future federal securities laws or regulations, to the extent that such requirements are applicable to the underwriting and distribution of the Contracts. Services will maintain format integrity and compatibility of the electronic records it maintains that may constitute TC Life’s books of account. If the electronic system that created such records is to be replaced by a system with which the records would be incompatible, Services will convert such pre-existing records to a format that is compatible with the new system. In addition to the foregoing, a computer terminal, which is linked to the electronic system that generates the electronic records that constitute TC Life’s books of account, will be kept and maintained at TC Life’s principal office in New York. During all normal business hours, there will be ready availability and easy access through such terminal (either directly by NYSID personnel or indirectly with the aid of employees acting on behalf of TC Life) to the electronic media used to maintain the records comprising TC Life’s books of account.

(d) TC Life will maintain and preserve all required books of account and related financial records as are required by state insurance departments and any other applicable laws and regulations applicable to TC Life’s responsibilities with respect to the Contracts. TC Life will have the responsibility for maintaining the records of agents duly licensed and appointed by TC Life under applicable state insurance laws to sell the Contracts.

(e) Each party will cooperate with the other and all appropriate government authorities and self-regulatory organizations (as defined in Section 3(a)(26) of the 1934 Act) and will permit such other party and authorities including, without limitation, the SEC in accordance with Section 17(a) of the 1934 Act and any appropriate state insurance departments including the NYSID to provide reasonable access to its respective books, records and accounts including those pertaining to the computation of charges under this Agreement available for audit, inspection and copying by the other and persons authorized by it or any governmental agency having jurisdiction over it during all reasonable business hours in connection with any investigation, inspection or inquiry relating to this Agreement or the transactions contemplated under this Agreement.

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(f) Each party will be and remain the sole owner of its respective records, books, documents, correspondence, papers and files, including without limitation business and corporate records, regardless of the use or possession by either party of the other party’s records. Notwithstanding the foregoing, the parties recognize that many of the records, books and files created under this Agreement will be considered joint records, books and files maintained on behalf of each party. All records, books, and files established and maintained by Services by reason of its performance of Duties under this Agreement, or by TC Life or its designee(s) on behalf of Services, will be maintained in accordance with all laws and regulations applicable to Services’ performance of Duties under this Agreement. TC Life is responsible for ensuring that any joint records, books and files maintained under this Agreement satisfy any applicable state insurance laws including but not limited to those under NYSID Regulation No. 152. Copies of such records, books and files will be delivered to TC Life upon reasonable notice. Copies of all such records, books and files to the extent not already in TC Life’s possession or ability to access will be promptly transferred to TC Life by Services upon termination of this Agreement. All records, books and files created and maintained by Services in connection with its performance of the Duties, or by TC Life or its designee(s) on behalf of Services, are at all times subject to inspection by the SEC in accordance with Section 17(a) of the 1934 Act. The provisions of this subsection will not preclude each party from keeping copies of such data or records for its own files.

(g) Each party and persons authorized by it or any governmental agency having jurisdiction over it will have the right, at TC Life’s or Services’ expense, based on which of them requests the audit, to inspect, audit and copy all relevant books, records and accounts of the other in connection with the other party’s performance of obligations under this Agreement upon giving reasonable notice of its intent to conduct such an audit. In the event of such audit, the party whose records are being audited will give the auditing party reasonable cooperation and access to all books, records and accounts necessary to audit during normal business hours. Confirming evidence that each party has satisfied its obligations under this Agreement will be made available, during normal business hours, for inspection by the other party, anyone authorized by the other party, and any governmental agency that has regulatory authority over the other party’s business activities.

(h) TC Life will, to the extent required under applicable state insurance laws, submit a copy of this Agreement to any state insurance regulator, including the insurance regulator for the State of New York. TC Life will be solely responsible for complying with any state insurance law filing and reporting requirements, including filing a copy of this Agreement as an exhibit to the Registration Statement for the Contracts.

(i) Services will have the responsibility for maintaining the records of its sales representatives licensed, registered and otherwise qualified to sell the Contracts. Services and TC Life will coordinate with each other to ensure that all Services’ representatives selling the Contracts are properly appointed agents of TC Life. In connection therewith, TC Life agrees to provide Services with such information as Services may reasonably request with respect to those agents of TC Life which are authorized to sell the Contracts in order for Services to perform the necessary due diligence on such agents. TC Life recognizes that if an agent is rejected by Services as a result of such due diligence, Services may properly restrict such agent’s ability to engage in any sales of the Contracts.

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3. Reports. Each party will furnish the other with such reports as the other may reasonably request for the purpose of meeting each party’s applicable reporting and recordkeeping requirements with respect to its obligations under this Agreement under applicable federal law, including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and tax reporting, and the insurance laws of the State of New York and any other applicable states or jurisdictions. Each party will make available to the other upon request any filing or record that it files or provides to the SEC and any state (or other jurisdiction) securities or insurance regulator in connection with performing its respective obligations under this Agreement.

4.	Expenses and Reimbursement.

(a) Services will be responsible for all reasonable costs and expenses incurred and directly or indirectly allocable to Services in connection with the Duties, which do not include costs and expenses incurred by any Selling Firm (as defined in Section 5(a) below) in the performance of such Selling Firm’s Duties (the “Reimbursable Expenses”), including but not limited to:

(i)	providing access to customers to allow the purchase of the Contracts;

(ii)

costs and expenses of pre-screening of customers and opening new accounts, compliance support, monitoring and reviewing processes for effectuating changes to customer accounts and resolving customer complaints/grievances;

(iii)	handling outbound and inbound sales calls;

(iv)	costs and expenses of distributing definitive prospectuses and other information required to be distributed to prospective purchasers;

(v)	costs and expenses of providing promotional, sales and advertising materials;

(vi)	monitoring and reviewing processes for effectuating changes to customer accounts and providing confirmation of securities transactions;

(vii)	costs and expenses of supervising and registering or qualifying its representatives under the Federal Securities Laws and applicable state securities laws and FINRA rules;

(viii)	costs and expenses associated with training personnel acting on behalf of Services’ to distribute, sell and perform the Duties with respect to the Contracts;

(ix)

costs and expenses associated with the necessary facilities, personnel, office equipment and supplies, telephone service, and other utility services used in connection with the performance of the Duties;

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(x)	costs and expenses of retaining outside legal counsel and accountants; and

(xi)	any other costs and expenses incurred by Services or its associated persons in distributing the Contacts.

(b) TC Life will reimburse Services at cost for all reasonable costs and expenses incurred and determined to be directly or indirectly allocable to Services in providing the Duties. The methods for allocating expenses will be determined in accordance with the requirements prescribed by the NYSID Regulation 33. Such methods will be modified and adjusted by mutual agreement where necessary or appropriate to reflect fairly and equitably the actual incidence of cost incurred by Services in connection with the Duties and the cost allocation procedures agreed to by the parties periodically, which will be reviewed at least annually.

(c) The amount of such reimbursements will be determined on a monthly calendar basis (with final determination of the amount completed within thirty (30) days following each month-end). The parties acknowledge that each has access to a common cost allocation system utilized for the purposes of (i) allocating costs and expenses in accordance with this Agreement and (ii) determining the amount of Reimbursable Expenses. Services will make available to TC Life through the common cost allocation system, within fifteen (15) days after the end of each calendar month, a summary showing an estimate of the Reimbursable Expenses incurred by Services and allocable to TC Life with respect to the preceding calendar month, as well as any Reimbursable Expenses that were not included in any previous summary. Any balance payable as shown in the summary will be paid within thirty (30) days following the availability of such summary by TC Life, subject to later adjustment if and as determined in accordance with subsection (d) of this Section 4.

(d) No later than thirty (30) days after the end of each calendar month in which Services incurs Reimbursable Expenses, Services will make available to TC Life through the common allocation system a summary of the amount of actual Reimbursable Expenses incurred by Services and allocated to TC Life. Upon request, Services will provide TC Life with a statement showing in reasonable detail the specific amounts of Reimbursable Expenses. Any difference (a “True-Up Amount”) between such actual Reimbursable Expenses and the estimated Reimbursable Expenses as shown in any previous summary made available to TC Life pursuant to this Section 4 will be paid to Services or TC Life, as the case may be, within thirty (30) days following notice of availability of such written statement by TC Life, subject to later adjustment if and as determined in accordance with subsection (e) of this Section 4. At any time after Services provides an estimate of Reimbursable Expenses, TC Life may make such payments (“Advance Payments”) as it deems appropriate in its sole discretion, and Services agrees that such Advance Payments will be credited toward any subsequent True-Up Amount owed by TC Life to Services.

(e) Services’ determination of charges under this Section 4 will be conclusive as between the parties, except that if TC Life objects to any such determination, it will so advise Services within thirty (30) days of receipt of notice of said determination. Unless the parties can reconcile such objection, or otherwise agree, they will select a firm of independent accountants

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which will determine the charges properly allocable to TC Life and will, within a reasonable time, submit such determination, together with the basis therefore, in writing to both parties, whereupon such determination will be binding. The expenses of any such determination by a firm of independent certified public accountants will be borne as determined to be equitable by such accountants.

(f) In the event that TC Life and Services enter into other agreements whereby Services provides services to TC Life or TC Life provides services to Services, the parties agree that payments made or owed pursuant to this Agreement may be netted against obligations owed or payments due pursuant to such other agreements.

5.	Non-Exclusivity.

(a) Performance of Duties. Services is authorized to enter into separate written agreements on such terms and conditions as Services and TC Life determine are not inconsistent with this Agreement with such other entities that agree to perform some or all of the Duties; provided, however, that Services will only enter into written agreements with broker-dealers, trust companies or banks for those duties that are required to be performed by a broker-dealer or an entity exempt from broker-dealer registration requirements (i.e. certain banks or trust companies) (“Selling Firm”) substantially in the form of Selling Agreement attached hereto as Schedule B. TC Life is responsible for assuring that any such agreements conform to Schedule B. Any such Selling Firm will comply with the applicable requirements of the Federal Securities Laws, the securities laws of any state or jurisdiction in which the Contracts are offered or sold, FINRA rules, and all state securities and banking statutes and regulations, including but not limited to SEC Regulation R or any successor regulation. To the extent that Services contracts with any Selling Firm to perform Duties, that Selling Firm will, among all other obligations under this Agreement, be solely responsible for the expenses and performance of Duties by its associated persons and satisfy the requirements in Section 1(c) of this Agreement, as applicable.

TC Life may refuse to appoint any Selling Firm or affiliated or networked insurance agency of such Selling Firm as its agent under the insurance laws of the jurisdictions in which the Contracts may be offered and may terminate such appointment as provided for in the Selling Agreement with such Selling Firm.

(b) Sale of other Products. TC Life and the Services agree that the Duties to be performed by Services under this Agreement are not to be deemed exclusive and Services is may act as distributor of other insurance products or investment company shares or other securities issued by TC Life, Teachers Insurance and Annuity Association of America or any entity affiliated therewith or controlled directly or indirectly thereby, or any non-affiliated investment company or other issuer of securities. This Agreement will not restrict Services from offering any product or service that any unaffiliated registered broker-dealer may provide. To the extent that Services engages in broker-dealer activities other than performing the Duties to or for the benefit of TC Life under this Agreement, Services agrees that it will perform such activities in compliance with the requirements of the applicable Federal Securities Laws, the securities laws of any relevant state or jurisdiction, and the applicable FINRA rules.

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(c) Independent Contractors; Control. Services will, for all purposes in this Agreement, be deemed to be an independent contractor and will, unless otherwise provided or authorized, have no authority to act for or represent TC Life in any way or otherwise be deemed an agent of TC Life other than in furtherance of its duties, obligations and responsibilities as set forth in this Agreement. The performance of the Duties by Services pursuant to this Agreement will in no way impair the absolute control of the business and operations of Services or TC Life by their respective Boards of Directors. Services will act under this Agreement so as to assure the separate operating identity of TC Life. The business and operations of TC Life will at all times be subject to the direction and control of the Board of Directors of TC Life.

6. Retention of Rights by TC Life. TC Life reserves the right to reject any and all applications and payments submitted, discontinue writing any form of Contract, take possession of and cancel any Contract and return the payment or any part of it, and make any compromise or settlement in respect of a Contract. TC Life may in its sole discretion and without notice to Services, suspend sales of any Contract or amend any policies or contracts evidencing such Contracts if, in TC Life’s opinion, such suspension or amendment is (a) necessary for compliance with federal, state or local laws, regulations or administrative order(s); or, (b) necessary to prevent administrative or financial hardship to TC Life. In all other situations, TC Life will provide 30 days notice to Services prior to suspending sales of any Contract or amending any policies or contracts evidencing such Contracts.

7. Payment of Amounts Due Selling Firms under Selling Agreements. If requested by a Selling Firm which has entered into a Selling Agreement with TC Life and Services, and as an administrative convenience to Services, TC Life may pay, on behalf of Services, compensation due to one or more Selling Firm with each Selling Firm (“Commission Processing Services”). TC Life shall have no discretion as to either the timing or the amount of such payments to any Selling Firm. TC Life will pay all such compensation to the Selling Firms in the name of Services. If TC Life provides these Commission Processing Services to Services, then TC Life’s books and records will reflect all transactions performed on behalf of Services in connection with these services. TC Life will preserve and maintain these books and records in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act as further amplified in SEC Release 34-8389. Services will retain overall responsibility for the records kept for it by TC Life in providing these services, exactly as if Services rather than TC Life made these payments. TC Life acknowledges that it holds all books and records with respect to these services on behalf of and as agent for Services whose property they are and shall remain.

If TC Life provides Commission Processing Services to Services, then Services shall pay TC Life its allocated cost of the Commission Processing Services, provided that all such allocated costs and expenses: (a) shall be equitable among all parties to this Agreement; (b) shall be in conformance with all state insurance regulatory requirements applicable to TC Life; and (c) shall be accounted for by Services in accordance with guidance issued by the SEC and by FINRA in NASD Notice to Members 03-63. As necessary to meet any of the foregoing requirements, the parties may supplement this Agreement from time to time with a written schedule that details the method of cost allocation agreed upon by the parties and either agreed to or acquiesced in by all functional regulators having jurisdiction over the parties to this Agreement.

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8.	Representations and Warranties; Performance Standards; Liability.

(a)	Representations and Warranties Regarding TC Life and Services.

(i)	TC Life represents and warrants that:

A.	it is an insurance company duly organized, validly existing, and in good standing under the laws of the State of New York;

B.	it is supervised by the NYSID;

C.	it is registered or qualified in all capacities and jurisdictions required by reason of any offers or sales of Contracts made pursuant to this Agreement;

D.

the Contracts are registered as securities with the SEC and are filed and approved by the state insurance departments of all states and the District of Columbia where each Contract is made available for purchase; and

E.	it is duly authorized to enter into this Agreement.

(ii)	Services represents and warrants that:

A.	it is a broker-dealer, duly organized, validly existing, and in good standing under the laws of the State of Delaware;

B.	it is registered as a broker-dealer under the 1934 Act, and is a member in good standing of FINRA;

C.	during the term of this Agreement, it is and shall remain in compliance with Section 9(a) of the Investment Company Act;

D.	it is registered or qualified in all capacities and jurisdictions required by reason of any of its Duties and activities performed pursuant to this Agreement; and

E.	it is duly authorized to enter into this Agreement.

(b) Performance Standards and Liability. Services will not be liable for any error of judgment or mistake of law or for any loss suffered by TC Life in connection with the matters to which this Agreement relates. Nothing herein contained will be construed to protect Services against any liability resulting from the bad faith, willful misconduct or gross negligence of Services in the performance of its obligations and duties or from reckless disregard of its obligations and duties under this Agreement or by virtue of violation of any applicable law.

9.	Regulation.

(a) This Agreement is subject to the provisions of the applicable state insurance laws, Federal Securities Laws and the rules, rulings, and interpretations thereunder, and FINRA rules, as in effect from time to time, including such exemptions and other relief as the SEC, its staff, or FINRA may grant, and the terms of this Agreement will be interpreted and construed in accordance therewith. Without limiting the generality of the foregoing, the term “assigned” shall not include any transaction exempted from section 15(b)(2) of the Investment Company Act.

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(b) Services will provide to all regulatory and administrative bodies having jurisdiction over the present and future operations of TC Life any information, reports or other material which any such body by reason of this Agreement may request pursuant to applicable law or regulations. Without limiting the generality of the foregoing, Services will furnish to TC Life and at the direction of TC Life to the SEC, the U.S. Department of Labor, the State of New York Secretary of State and/or the State of New York Superintendent of Insurance with any information or reports which TC Life, the SEC, the U.S. Department of Labor, the Secretary of State and/or the Superintendent of Insurance may request in order to ascertain whether the operations of TC Life are being conducted in a manner consistent with applicable laws or regulations.

10.	Investigation; Proceedings; Complaints; Arbitration.

(a) TC Life and Services agree to cooperate fully in: (i) any insurance or securities regulatory inspection, inquiry, investigation, or proceeding or any judicial proceeding with respect to TC Life or Services, their affiliates and their representatives and (ii) any other governmental or regulatory inspection, inquiry, investigation, or proceeding or any judicial proceeding (including inquiries from the U.S. Department of Labor and Internal Revenue Service) with respect to TC Life or Services, their affiliates and their representatives, to the extent that such inspection, inquiry, investigation or proceeding is in connection with the Contracts distributed under this Agreement.

(b) TC Life and Services each agree to notify the other party promptly of any customer complaint or notice of any regulatory investigation or proceeding received in connection with the Duties performed under this Agreement. In the case of a customer complaint, TC Life and Services will cooperate in investigating such complaint and TC Life and Services will seek to agree upon a mutually satisfactory response to the customer and any regulatory body or self-regulatory organization.

(c) Any unresolved dispute or difference between the parties arising out of or relating to this Agreement, or the breach thereof, will be finally settled by arbitration in accordance with the American Arbitration Association and the expedited procedures thereof. The written award rendered by the arbitrator will be final and binding upon the parties, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof and having jurisdiction over the parties or their assets. The arbitration will take place as mutually determined by the parties or the arbitrator in the absence of an agreement by the parties. The substantive law of New York will apply in such proceedings. The provisions of this subsection (c) will not apply to recipient objections to estimated and final charges, which are subject to the dispute resolution procedure provided in Section 4(e) of this Agreement.

11.	Termination of the Agreement.

(a) This Agreement may be terminated immediately upon written notice of one party (the “terminating party”) to the other party hereto (the “other party”) in the event of:

(i)	the bankruptcy or insolvency of the other party;

TC Services Principal Underwriter Agreement dated 5-1-2012 for TCL UIT Contracts	Page 12 of 16

(ii)

commencement of formal administrative proceedings against the other party by regulatory body regarding the other party’s duties under this Agreement, including but not limited to an action against Services by FINRA, the SEC or a state insurance department related to the sale of Contracts, or an action against TC Life by a state insurance department with respect to the issuance of Contracts, and the terminating party determines in its sole judgment, exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the other party to perform its obligations under this Agreement; or

(iii)

if (A) the terminating party determines, in its sole judgment exercised in good faith, that the other party has suffered a material adverse change in its business or financial condition or is subject to material adverse publicity and such material adverse change or publicity will have a material adverse impact upon either parties’ business and operations; (B) the terminating party notifies the other party in writing of such determination and its intent to terminate this Agreement; and (C) after considering the actions taken by the other party and any other changes in circumstances since the giving of such notice, such determination shall continue to apply on the sixtieth (60th) day following the giving of such notice, which sixtieth day shall be the effective day of termination. [JB Note: this (iii) is the same text as (c) below; delete this or (c).]

(b) This Agreement may be terminated immediately, at the option of Services, in the event that any of the underlying funds are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by TC Life.

(c) This Agreement may be terminated at any time upon the mutual written consent of the parties thereto.

(d) This Agreement may be terminated, without the payment of any penalty, by TC Life or Services on ninety (90) days advance written notice to the other party.

(e) This Agreement will automatically terminate in the event that any Federal or state authority or self-regulatory organization has enjoined, terminated the registration or license of, or otherwise barred any party to this Agreement from performing any material aspect of this Agreement.

(f) Upon termination of this Agreement, unless the parties otherwise mutually agree, electronic data processing services will not be terminated by either party until one hundred and eighty (180) days from the date of written notice of termination.

TC Services Principal Underwriter Agreement dated 5-1-2012 for TCL UIT Contracts	Page 13 of 16

(g) Upon termination of this Agreement and subject to the terms (including any limitations and restrictions) of any applicable software licensing agreement then in effect between Services and any licensor, Services will grant to TC Life a perpetual license in any electronic data processing software developed or used by Services in connection with the Duties provided to TC Life under this Agreement, if such software is not commercially available and is necessary, in TC Life’s reasonable judgment, for TC Life to perform subsequent to termination the functions provided by Services under this Agreement. Upon termination, Services will promptly deliver to TC Life all books and records that are, or are deemed to be by this Agreement, the property of TC Life.

(h) Upon termination of this Agreement, all authorizations, rights and obligations will cease except the obligation to settle accounts under this Agreement and the agreements contained in Sections 2, 4, 6(b), 8 and 9(g) and 9(h).

12. Assignment. This Agreement and any rights pursuant hereto are not assignable by any party hereto, except by agreement of the parties. Any proposed assignment of this Agreement and the rights pursuant hereto will comply with any applicable notification requirements to the NYSID, whether under Section 1505 of the New York State Insurance Law or otherwise. Except as and to the extent specifically provided in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, or their respective legal successors, any rights, remedies, obligations or liabilities, or to relieve any person other than the parties hereto, or their respective legal successors, from any obligations or liabilities that would otherwise be applicable.

13. Further Actions. Both parties agree to perform such further acts and execute such further documents as are necessary to effectuate the purposes of this Agreement.

14. Compliance with Applicable Law. Any representation or warranty of compliance with any law or agreement to comply with any law means material compliance with applicable law.

15. Governing Law. The provisions of this Agreement will be construed and interpreted in accordance with the laws of the State of New York, as at the time in effect, applicable provisions of the Federal Securities Laws and the rules and interpretations thereunder and the applicable FINRA rules. To the extent that the applicable law of the State of New York, or any of the provisions in this Agreement, conflict with the applicable provisions of the Securities Laws and rules thereunder or other federal laws and regulations which may be applicable, the latter will control.

16. Severability. This is a severable Agreement. In the event that any provision of this Agreement would require a party to take action prohibited by the applicable Federal Securities Laws, state (or other jurisdiction), law or self-regulatory organization rule, or prohibit a party from taking action required by the applicable Federal Securities Laws, state (or other jurisdiction) law, or self-regulatory organization rule then it is the intention of the parties hereto that such provision will be enforced to the extent permitted under the law or rule, and, in any event that all other provisions of this Agreement will remain valid and duly enforceable as if the provisions at issue had never been a part of this Agreement.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which will be deemed one instrument.

TC Services Principal Underwriter Agreement dated 5-1-2012 for TCL UIT Contracts	Page 14 of 16

18. Construction. Captions in this Agreement are included for convenience or reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

19. Contact Person. For all purposes except the provision of notices pursuant to Section 18 of this Agreement, each party will appoint one or more individuals who will serve as contact persons for the purpose of carrying out this Agreement. Such contact persons will be authorized to act on behalf of their respective parties as to the matters pertaining to this Agreement. Effective upon execution of this Agreement, the initial contact persons will be as follows:

(a)	If to TC Life:

TIAA-CREF Life Insurance Company

8625 Andrew Carnegie Blvd.

Charlotte, North Carolina 28262

Attention: Steve Tiernan, Chief Administrative Officer

Telephone No.: 704-988-6757

(b)	If to Services:

TIAA-CREF Individual & Institutional Services, LLC

730 Third Avenue

New York, New York 10017-3206

Attention: Peter Kennedy, Chief Compliance Officer

Telephone No.: 212-490-9000

Each party will notify the other, in writing, as to the name, address, and telephone number of any replacement for any such designated contact person.

20. Notices. All notices and other communications provided for hereunder will be in writing and will be delivered by hand, mailed first class, postage prepaid, or sent by a nationally recognized overnight delivery service that provides evidence of delivery, addressed as follows:

(a)	If to TC Life:

TIAA-CREF Life Insurance Company

730 Third Avenue

New York, New York 10017-3206

Attention: President

TC Services Principal Underwriter Agreement dated 5-1-2012 for TCL UIT Contracts	Page 15 of 16

(b)	If to Services:

TIAA-CREF Individual & Institutional Services, LLC

730 Third Avenue

New York, New York 10017-3206

Attention: Chief Operations Officer

or to such other address as the parties will designate by notice to each other.

21. Amendment and Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement. No additions, amendments or modifications of this Agreement or any waiver of any provision will be valid unless approved, in writing, by authorized representatives of TC Life and Services. In addition, no waiver of any default or failure of performance by either party will affect the other party’s rights with respect to a subsequent default or failure.

IN WITNESS WHEREOF, TC Life and Services have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first above written.

TIAA-CREF LIFE INSURANCE COMPANY

By:
Name: [name]
Title: [title]

TIAA-CREF INDIVIDUAL & INSTITUTIONAL SERVICES, LLC

By:
Name: [name]
Title: [title]

TC Services Principal Underwriter Agreement dated 5-1-2012 for TCL UIT Contracts	Page 16 of 16

SCHEDULE A: CONTRACTS covered under the

Principal Underwriter Agreement

for the TIAA-CREF Life Insurance Company Unit Investment Trust Separate Accounts

between

TIAA-CREF Individual and Institutional Services and

TIAA-CREF Life Insurance Company

and effective April 1, 2012

This Schedule A is effective as of April 1, 2012 and is the original Agreement Schedule A.

Contract:	Date coverage under this Agreement begins:	New or Existing Contract	If Existing Contract, provide information about any principal underwriting agreement superseded by this Agreement

TIAA-CREF LIFE INSURANCE COMPANY SEPARATE ACCOUNT VA-1

established under authority of resolution of TC Life’s Board of Directors on July 7, 1998 in order to set aside and invest assets attributable to certain variable annuity contracts (“TCL VA-1 Account”).

Intelligent Variable Annuity (aka “IVA”)	May 1, 2012	Existing	The TPIS Agreements and the Services 1997 Selling Agreement.

Personal Annuity Select	May 1, 2012	Existing	The TPIS Agreements and the Services 1997 Selling Agreement.

Lifetime Variable Select	May 1, 2012	Existing	The TPIS Agreements and the Services 1997 Selling Agreement.

Single Premium Immediate Variable Annuity (aka “SPIA”)	May 1, 2012	Existing	The TPIS Agreements and the Services 1997 Selling Agreement.

Schedule B to the TC Services Principal Underwriter Agreement dated 5-1-2012 for TCL UIT Contracts	Page 1 of 3

Contract:	Date coverage under this Agreement begins:	New or Existing Contract	If Existing Contract, provide information about any principal underwriting agreement superseded by this Agreement

TIAA-CREF LIFE INSURANCE COMPANY SEPARATE ACCOUNT VL-1

established under authority of resolution of TC Life’s Board of Directors on May 23, 2001 in order to set aside and invest assets attributable to certain variable insurance policies (“TCL VLI-1 Account”)

Intelligent Life Variable Universal Life Policy (aka “ILVUL”)	May 1, 2012	Existing	The TPIS Agreements and the Services 1997 Selling Agreement.

Intelligent Life Survivorship Variable Universal Life Policy (aka “ILSVUL”)	May 1, 2012	Existing	The TPIS Agreements and the Services 1997 Selling Agreement.

Variable Universal Life Policy (aka “VUL”)	May 1, 2012	Existing	The TPIS Agreements and the Services 1997 Selling Agreement.

Survivorship Variable Universal Life Policy (aka “SVUL”)	May 1, 2012	Existing	The TPIS Agreements and the Services 1997 Selling Agreement.

Schedule B to the TC Services Principal Underwriter Agreement dated 5-1-2012 for TCL UIT Contracts	Page 2 of 3

Contract:	Date coverage under this Agreement begins:	New or Existing Contract	If Existing Contract, provide information about any principal underwriting agreement superseded by this Agreement

TIAA-CREF LIFE INSURANCE COMPANY SEPARATE ACCOUNT VL-2

established under authority of resolution of TC Life’s Board of Directors on November 15, 2011 in order to set aside and invest assets attributable to certain variable insurance policies (“TCL VLI-2 Account”)

M Intelligent Variable Universal Life (Protector and Accumulator versions)	May 1, 2012	New	n/a

IN WITNESS WHEREOF, TC Life and Services have caused this Schedule A to the Agreement to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first above written.

TIAA-CREF LIFE INSURANCE COMPANY

By:
Name: [name]
Title: [title]

TIAA-CREF INDIVIDUAL & INSTITUTIONAL SERVICES, LLC

By:
Name: [name]
Title: [title]

Schedule B to the TC Services Principal Underwriter Agreement dated 5-1-2012 for TCL UIT Contracts	Page 3 of 3

SCHEDULE B: Form of Broker-Dealer Selling Agreement

TIAA-CREF Individual and Institutional Services, LLC.

[See Attached]

Schedule B to the TC Services Principal Underwriter Agreement dated 5-1-2012 for TCL UIT Contracts	Page 1 of 1